For Immediate Release                  For additional information contact:
                                        J.W. Roth, AspenBio, Inc. (303) 794-2000


               AspenBio, Inc. Announces Today Permanent Financing
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               on its Headquarters and New Technology Developments
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Castle Rock, CO, June 17, 2003/PR News - AspenBio,  Inc. (OTCBB: APNB) announced today that the $3,250,000 loan on its new headquarters facility in Castle Rock, Colorado has been modified into a permanent loan maturing in July 2013.

The Company also announced that it has recently entered into two separate agreements for rights to potential technologies. The Company has obtained a license from an educational institution to a phage for the detection and treatment of pathogenic E.Coli infection in cattle. Limited testing has been conducted, and dosage trials are planned as the next step in the development process. The Company has also entered into a consultation and assignment agreement with John F. Bealer, M.D., a Colorado pediatric surgeon, regarding an early stage project to develop a new diagnostic test for appendicitis. The Company plans to initially conduct characterization studies and, depending upon available funding, the Company intends to conduct research and development activities in the near future.

The Company also intends to conduct research and development activities on a test to determine whether an animal is suffering from a viral or bacterial infection. Currently, standard practice on farms and feedlots is to immediately administer antibiotics to food animals showing symptoms of sickness. However, antibiotics are only effective in the treatment of bacterial infections. A new test could provide cost savings and reduce unnecessary antibiotic treatments, which is a principal concern of the USDA.

This news release includes "forward looking statements" of AspenBio, Inc. ("APNB") as defined by the Securities and Exchange Commission (the "SEC"). All statements, other than statements of historical fact, included in the press release that address activities, events or developments that APNB believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors APNB believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of APNB. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including development of new products, obtaining additional funding, adverse changes in market conditions, fluctuations in sales volumes, and problems in collecting receivables. Furthermore, APNB does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this news release should be considered in conjunction with the warnings and cautionary statements contained in APNB's recent filings with the SEC.